Exhibit 99.1

Altera Corporation
101 Innovation Drive
San Jose, CA 95134
Phone: 408-544-7000

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna Del Rosario
Vice President – Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA COMPLETES OPTION REVIEW; ANTICIPATES SUBMITTING

RELATED SEC FILINGS BY OCTOBER 26, 2006

San Jose, Calif., October 16, 2006 — Altera Corporation (NASDAQ: ALTR) today announced that the company has completed its review of the company’s historical stock option practices and related accounting. The review was conducted under the direction of a special committee of independent board members assisted by independent counsel and accounting experts.

The company expects to file with the Securities and Exchange Commission a Form 10-K/A for 2005 and Form 10-Qs for the first and second quarters of 2006 by the NASDAQ-established listing deadline of October 26, 2006.

Altera had previously announced that, as a result of the committee’s review, the company expected to restate prior financial statements to correct errors related to accounting for stock-based compensation expense. In addition, the company previously announced that it would record an estimated pre-tax charge of $18 million relating to stock option grant measurement date errors and $20-30 million related to modifications of stock option agreements and that the restatement would not affect historical revenues or the 2005 income statement.

The company expects these restatement adjustments will total $47.6 million (pre-tax) and relate primarily to (1) stock option grant measurement date errors from December 1996 through February 2001 ($17.8 million), (2) stock option grant agreement modifications from 1996 to 2002 in connection with the termination of certain employees’ employment ($24.3 million), and (3) other adjustments ($5.5 million), principally related to the accounting for the company’s service award program. The company anticipates a $12.4 million tax benefit arising from the cumulative restatement adjustments resulting in a net income restatement impact of $35.2 million.

The effects of the restatement will not be material to the results of operations for fiscal year 2005 or affect any historical revenues.

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Several key findings and additional details related to the special committee’s review are described below:

•	During the period from December 1996 to February 2001, there were seven occasions on which the recorded grant dates for certain employee stock option grants differed from the actual grant dates. None of these grants was made to the company’s current CEO. The price of Altera’s stock on the recorded grant dates was lower than the price on the actual grant date thus permitting recipients to exercise these options at a lower strike price. Under these circumstances, the company should have amortized the in-the-money portion of these options over their vesting periods. To correct this error, the company’s restated financial reports will reflect $17.8 million of additional pre-tax non-cash stock-based compensation expense in the period 1996 to 2004.

•	Over 99 percent of this $17.8 million charge relates to five grant dates in December in each of the years 1996 to 2000. During this time, the company granted stock options in December of each year to senior management, including our former Chief Executive Officer and former General Counsel, as part of the annual performance and compensation review process (the “December Focal”). The compensation committee delegated authority to our former CEO to select the grant date for the grants to our former CEO and his staff so that it would coincide with the completion of the December Focal and the CEO’s approval of stock option grants to members of senior management other than the CEO and executive officers. Instead of granting options on the date intended by the compensation committee, our former CEO and former General Counsel chose as the grant date the date with the lowest closing price in December. Minutes of the December compensation committee and board meetings were then prepared after the December Focal grant dates had been selected; the grant dates recorded in the minutes did not reflect the grant date intended by the compensation committee but rather falsely indicated that the actual grant date was the date with the lowest December closing price in each of the years 1996 to 2000. The compensation committee and board minutes were prepared by our former General Counsel. Both the former CEO and former General Counsel received some of these in-the-money options in December of each year from 1996 to 2000.

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During the period 1996 to 2002, certain employees’ stock option agreements were modified in connection with the termination of their employment. Generally these modifications were made in the context of separation agreements that permitted additional vesting and/or additional time to exercise options after the employee had ceased performing services and beyond the periods originally specified in the stock option grant agreements. At the time these agreements were entered into, the company did not have sufficient controls in place to ensure that the accounting consequences of these transactions were properly identified, accounted for and reported in the proper period. As a result, we should have recorded additional stock-based compensation expense related to the modifications in our previously issued financial statements. To correct this error, we are recording $24.3 million of additional pre-tax, non-cash stock-based compensation expense in the restatement for the periods 1996 to 2002. The majority of this expense relates to only a limited

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number of modifications that provided an extension of the exercise period for options that were already vested at the time of the modification and approximately 75 percent of this additional expense is attributable to years 1996 and 1997.

As a result of the stock option review and resulting restatement, the company’s management has concluded the following:

•	Since February 2001, there have been a number of changes in our stock administration process to improve controls relating to the process of granting stock option awards. Management has therefore concluded that there was no material weakness as of December 30, 2005 with respect to stock option grant date accounting because these improved controls, together with changes in personnel, reduced to remote the likelihood that a material error in accounting arising from the use of an incorrect stock option grant measurement date could have occurred and not have been detected as of December 30, 2005.

•	Although there were no material modifications to stock option grant agreements after 2002 that would have required us to record additional pre-tax, non-cash stock-based compensation expense, management has concluded that as of December 30, 2005, the company had a material weakness in its internal controls over financial reporting with respect to the modifications of stock option grant agreements in connection with termination of employment. Specifically, we did not have sufficient safeguards in place to monitor our control practices in this area and to foster a consistent and open flow of information and communication between those initiating transactions and those responsible for their financial reporting. Inadequate coordination and communication among our legal, finance, and human resource functions prevented us from assuring that the accounting consequences of decisions and agreements were identified on a timely basis and accounted for properly in our financial statements. The company’s 2005 Form 10-K/A will further describe the material weakness along with planned remedial actions that are being taken, which include searching for a new Chief Financial Officer and improved controls and training.

Second Quarter Results

For the second quarter of 2006, the company previously has disclosed only revenue results. As a consequence, at the time the second quarter Form 10-Q is filed, the company will issue an earnings release and host a conference call to provide additional commentary about the quarter’s results. Access information for this event will be included in a press release issued when the second quarter Form 10-Q is filed.

Third Quarter Results

Altera expects to release its third quarter financial results on November 6, 2006, after market close and will host a conference call at 2:00 PM Pacific Time to review the quarter’s results and business outlook.

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Forward-Looking Statements

This press release contains forward-looking statements concerning the expected filing date of the company’s required periodic reports, the company’s expectations regarding (i) the description, amount and timing of non-cash stock-based compensation charges, (ii) the effects of the restatement on past results of operations and revenues, and (iii) the amount of the tax benefit and recording of the tax effect, and management’s determination that the company has a material weakness in its internal controls over financial reporting. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that may cause actual results to differ from those currently anticipated, including, without limitation, delays in filing the company’s required periodic reports, inaccuracies in the company’s expectations regarding the above-mentioned tax, accounting and internal controls matters, remediation difficulties with regard to the company’s material weakness and other risks discussed in the company’s Form 10-K filed with the Securities and Exchange Commission on March 14, 2006 and in the company’s other current and periodic reports filed from time to time with the SEC. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.

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